Exhibit 99.1

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebankva.com

Village Bank and Trust Financial Corp.

(Parent of Village Bank)

Reports Earnings for the Third Quarter of 2005

And Surpasses $200 Million in Total Assets

October 19, 2005. Midlothian, Virginia.  Thomas W. Winfree, President and Chief Executive Officer of Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC) in Midlothian, Virginia, announced today the Company’s earnings for the three months ended September 30, 2005 of $259,000 or $0.13 per fully diluted share, compared to earnings of $139,000 or $0.07 per fully diluted share for the same period in 2004.  Earnings for the first nine months of 2005 amounted to $864,000 or $0.43 per fully diluted share, compared to earnings of $400,000 or $0.21 per fully diluted share for the same period in 2004.  Earnings reflect consolidated results of the Company’s wholly owned subsidiary, Village Bank (the “Bank”), and the Bank’s three subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc. and Village Financial Services Corporation.

In addition to continued strong earnings, the Company passed the $200 million mark in total assets with total assets of $205,394,000 at September 30, 2005.  This compares to $160,305,000 at December 31, 2004, resulting in a 28% increase since the prior year-end.

Mr. Winfree stated, “We are pleased with our earnings for this quarter as it continues our trend of profitability, representing the ninth consecutive quarter the Company has been profitable.  But what we are most pleased about is the growth of the Company with total assets exceeding $200 million.  This is a significant milestone in the history of the Company of which we are very proud.”

Craig D. Bell, Chairman of the Board of Directors, added, “The growth of our Company in 2005 validates our acceptance in the community as a local bank committed to excellence in customer service.  That’s what we are all about and that’s why we started this Company six years ago.”

Net income earned in the third quarter of 2005 of $259,000 is a significant improvement over the $139,000 earned in the third quarter of 2004.  It is even more significant when taking into account that pretax earnings for the third quarter of 2005 amounted to $393,000 compared to $139,000 in 2004.  The Company had tax loss carryforwards in 2004 that allowed it to offset earnings during that year.

The improvement in earnings for the third quarter of 2005 compared to the same period in 2004 is primarily attributable to the continued profitable growth of Village Bank as well as improved performance by Village Bank Mortgage.  The Bank enjoyed a substantial increase in net interest income, from $1,220,000 for the third quarter of 2004 to $1,705,000 for the third quarter of 2005.  This increase of $485,000 was primarily a result of additional interest income arising from an increase in loans, from $120,353,000 at September 30, 2004 to $158,620,000 at September 30, 2005, as well as rising short-term interest rates precipitated by increases in interest rates by the Federal Reserve Bank during 2005.  The mortgage company earnings for the third quarter of 2005 amounted to $45,000 as compared to a loss of $(99,000) for the same period in 2004.  In 2005 Village Bank Mortgage has been successful in attract ing additional loan officers to generate higher loan volume.

For the first nine months of 2005, net loans increased by $24,458,000, or 18.2%, and deposits increased by $37,797,000, or 27.0%.  The Company is anticipating opening two new branches in the fourth quarter of 2005 that should enable the Bank to continue its significant growth.

Stockholders’ equity totaled $16,521,000 at September 30, 2005, which represented a book value of $9.05 per share.  This represents an increase of $0.54 per share over the $8.51 book value per share at December 31, 2004.  At September 30, 2005, the Bank exceeded all regulatory capital requirements.

Continued…

Mr. Winfree concluded, “We would especially like to thank our customers and shareholders for their support of our vision of what community banking should be.  With your support we have developed a strong sense of ‘Village Pride’”.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has five branch offices, with two additional branch offices approved by its regulators that will be operational in the fourth quarter of 2005.  The Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

The Company cautions readers that certain statements contained in this press release regarding its future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-KSB for the period ended December 31, 2004 and other filings with the Securities and Exchange Commission.

Continued…

Financial Highlights
(Dollars in thousands, except per share amounts)

Balance Sheet Data
	September 30,	December 31,
	2005	2004
	(Unaudited)

Total assets	$ 205,394	$ 160,305
Investment securities	3,077	5,428
Loans, net	158,620	134,162
Deposits	177,824	140,027
Borrowings	9,336	4,835
Stockholders' equity	16,521	14,985
Book value per share	$ 9.05	$ 8.51

Selected Operating Data
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)

Interest income	$ 3,006	$ 1,905	$ 8,116	$ 5,423
Interest expense	1,301	685	3,287	1,955
Net interest income before
provision for loan losses	1,705	1,220	4,829	3,468
Provision for loan losses	155	206	283	367
Noninterest income	914	505	2,152	1,315
Noninterest expenses	2,071	1,380	5,389	4,016
Income tax expense	134	-	445	-
Net income	259	139	864	400
Income per share
Basic	$ 0.14	$ 0.08	$ 0.48	$ 0.23
Diluted	$ 0.13	$ 0.07	$ 0.43	$ 0.21

#  #  #  #  #  #